EXHIBIT 11



                         BAY VIEW CAPITAL CORPORATION
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                Year Ended
                                                           12/31/1999   12/31/1998
                                                           ----------   ----------
Earnings:

        Earnings before income tax expense                     4,373       13,429
        Add:
        Interest on advances and other borrowings             33,599       27,871
        Interest component of rental expense                     894          469
                                                            ---------------------
        Earnings before fixed charges excluding
          interest on customer deposits                       38,866       41,769
        Interest on customer deposits                         39,908       33,602
                                                            ---------------------
        Earnings before fixed charges                         78,774       75,371
                                                            =====================

Fixed Charges:
        Interest on advances and other borrowings             33,599       27,871
        Interest component of rental expense                     894          469
                                                            ---------------------
        Fixed charges excluding interest on
          customer deposits                                   34,493       28,340
        Interest on customer deposits                         39,908       33,602
                                                            ---------------------
        Total fixed charges                                   74,401       61,942
                                                            =====================

Ratio of earnings to fixed charges including
  interest on customer deposits                                 1.06         1.22

Ratio of earnings to fixed charges excluding interest
  on customer deposits                                          1.13         1.47

Total rent expense                                             4,470        2,346
Interest component (assumed at 20% - from D & T)                 894          469